Free Writing Prospectus
Filed Pursuant to Rule 433

Registration Number 333-223639

Ford Motor Credit Company LLC

Final Term Sheet

4.140% Notes due 2023
Floating Rate Notes due 2023

4.140% Notes due 2023

Issuer:	Ford Motor Credit Company LLC

Trade Date:	April 30, 2018

Settlement Date:	May 3, 2018 (T+3)

Stated Maturity:	February 15, 2023

Principal Amount:	$900,000,000

Interest Rate:	4.140%

Benchmark Treasury:	2.750% due April 30, 2023

Benchmark Treasury Yield and Price:	2.790%; 99-26

Spread to Benchmark Treasury:	+135 basis points

Yield to Maturity:	4.140%

Price to Public:	100.000% of principal amount plus accrued interest from the Settlement Date

Underwriting Discount:	0.350%

Net Proceeds (Before Expenses) to Issuer:	$896,850,000 (99.650%)

Interest Payment Dates:	Semi-annually on each February 15 and August 15, beginning August 15, 2018 (short first coupon)
Redemption Provision:

The 2023 Notes may be redeemed, in whole or in part, on or after January 15, 2023, the date that is one month prior to the maturity date at a redemption price equal to 100% of the principal amount of the 2023 Notes to be redeemed, plus accrued and unpaid interest to the redemption date.

Joint Book-Running Managers:	Commerz Markets LLC Goldman Sachs & Co. LLC Lloyds Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Barclays Capital Inc. Mizuho Securities USA LLC NatWest Markets Securities Inc.

Co-Managers:	BB Securities Limited BNY Mellon Capital Markets, LLC

CUSIP/ISIN:	345397ZB2 / US345397ZB24

Floating Rate Notes due 2023

Issuer:	Ford Motor Credit Company LLC

Trade Date:	April 30, 2018

Settlement Date:	May 3, 2018 (T+3)

Stated Maturity:	February 15, 2023

Principal Amount:	$600,000,000

Price to Public:	100.000% plus accrued interest from the Settlement Date

Underwriting Discount:	0.350%

Net Proceeds (Before Expenses) to Issuer:	$597,900,000 (99.650%)

Interest Rate Basis:	Three-Month USD LIBOR

LIBOR Currency:	US dollars

Spread:	+123.5 basis points

Index Maturity:	Three months

Interest Rate Calculation:	Three-month USD LIBOR determined on the Interest Determination Date plus the Spread

Initial Interest Rate:	An interpolated rate between Three-month USD LIBOR and Six-month USD LIBOR as of two London Business Days prior to the Settlement Date plus the Spread

Interest Reset Dates:	Quarterly on February 15, May 15, August 15 and November 15 of each year, commencing August 15, 2018

Interest Determination Dates:	Quarterly, two London Business Days prior to each Interest Reset Date

Interest Payment Dates:	Interest will be paid quarterly on February 15, May 15, August 15 and November 15 of each year, commencing August 15, 2018 and ending on the Maturity Date (long first coupon)

Interest Payment Date Convention:	Modified Following, Adjusted

Day Count Convention:	Actual/360

Denominations:	Minimum denominations of $200,000 with increments of $1,000 thereafter

Joint Book-Running Managers:	Commerz Markets LLC Goldman Sachs & Co. LLC Lloyds Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Barclays Capital Inc. Mizuho Securities USA LLC NatWest Markets Securities Inc.

Co-Managers:	BB Securities Limited BNY Mellon Capital Markets, LLC

CUSIP/ISIN:	345397ZC0 / US345397ZC07

The issuer has filed a registration statement, including a prospectus and a preliminary prospectus supplement, with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement (or, if available, the prospectus supplement) if you request it by calling Commerz Markets LLC at 1-212-266-7200, Goldman Sachs & Co. LLC at 1-866-471-2526 or at prospectus-ny@ny.email.gs.com, Lloyds Securities Inc. at 1-212-930-5000, or Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or at dg.prospectus_requests@baml.com.